OFFICER CERTIFICATE

March 6, 2009

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Commercial Mortgage Pass-Through Certificates
Series 2008-C2
Pooling and Servicing Agreement

Pursuant to the requirements of that certain Pooling and Servicing Agreement (the "Agreement"), it is hereby certified that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the calendar year 2008 (the "Reporting Period") and of its performance under the Agreement has been made under the undersigned officer's supervision; (ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period; and (iii) the Servicer has not received any notice during the Reporting Period regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

MIDLAN LOAN SERVICES, INC.
/S/ Steven W. Smith
Steven W. Smith
President and Chief Operating Officer